EXHIBIT 3.1
                                  AMENDMENT TO
                   CERTIFICATE OF DETERMINATION OF PREFERENCES
                                       OF
                   9.500% CUMULATIVE PREFERRED STOCK, SERIES D
                                       OF
                             PS BUSINESS PARKS, INC.


                   The undersigned, David Goldberg and Jack E. Corrigan, Vice President and Secretary, respectively, of PS BUSINESS PARKS, INC., a California corporation (the "Corporation"), do hereby certify:

                   FIRST:  Pursuant to and in accordance  with the provisions of
Section 401(c) of the California Corporations Code and the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation has duly adopted the recitals and resolutions attached hereto as Exhibit A and incorporated herein by reference authorizing and increasing the authorized number of shares of the Corporation's 9.500% Cumulative Preferred Stock Series D, from 1,840 to 2,640 for a net increase of 800 shares.

                   SECOND: The number of share of the Corporation's 9.500% Cumulative Preferred Stock, Series D, that are currently outstanding is 1,840.

                  We further declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing certificate are true and correct of our own knowledge.

                  IN  WITNESS   WHEREOF,   the  undersigned  has  executed  this
certificate on June 1, 2001.



                               /S/ DAVID GOLDBERG
                                -------------------
                                 David Goldberg
                                 Vice President


                                /S/ JACK E. CORRIGAN
                                --------------------
                                Jack E. Corrigan
                                Secretary